EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

March 10, 2005

Dear Sir or Madam:

We have read Item 4.01 included in the Form 8-K dated March 10, 2005, of Enviro Voraxial Technology, Inc. regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Sincerely,


/s/EISNER LLP
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Eisner LLP